                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                             Sonic Innovations, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    83545M109
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                   May 1, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-(c)

         [X]      Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  2 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates
           I.R.S. #13-6300995
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
---------------------------- ------- ---------------------------------------------------------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  0
         OWNED BY
           EACH              ------- ---------------------------------------------------------------------------------------------
         REPORTING           6       SHARED VOTING POWER
          PERSON
           WITH                      1,304,143

                             ------- ---------------------------------------------------------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     0

                             ------- ---------------------------------------------------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     1,304,143

---------- -----------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,304,143
---------- -----------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -----------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


           6.62%
---------- -----------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*


           PN
---------- -----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  3 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Venrock Associates II, L.P.
           I.R.S. #13-3844754
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York, U.S.A.
----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     1,006,492

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,006,492

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,006,492
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          5.11%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          PN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  4 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael C. Brooks
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     2,310,635

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     2,310,635

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,310,635
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          11.72%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  5 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Joseph E. Casey
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     2,310,635

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     2,310,635

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,310,635
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          11.72%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  6 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Eric S. Copeland
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     2,310,635

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     2,310,635

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,310,635
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          11.72%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  7 of 20 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony B. Evnin
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  5,966
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      2,310,635

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       5,966

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,310,635

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,316,601
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            11.75%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  8 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Thomas R. Frederick
           ###-##-####
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     2,310,635

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     2,310,635
--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,310,635
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          11.72%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  9 of 20 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            David R. Hathaway
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      2,310,635

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,310,635
----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,310,635
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            11.72%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  10 of 20 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Patrick F. Latterell
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      2,310,635

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,310,635

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,310,635
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            11.72%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  11 of 20 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ray A. Rothrock
            ###-##-####
 ----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      2,310,635

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POW

                                       2,310,635

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,310,635
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            11.72%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------




                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  12 of 20 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kimberley A. Rummelsburg
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      2,310,635

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,310,635

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,310,635
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            11.72%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  13 of 20 Pages
---------------------------------------------                                             -----------------------------------------
----------- ----------------------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony Sun
            ###-##-####
----------- ----------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

----------- ----------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY


----------- ----------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.

------------------------------- ------ -------------------------------------------------------------------------------------------
          NUMBER OF             5      SOLE VOTING POWER
            SHARES
         BENEFICIALLY                  0
           OWNED BY
             EACH               ------ -------------------------------------------------------------------------------------------
          REPORTING             6      SHARED VOTING POWER
            PERSON
             WITH                      2,310,635

                                ------ -------------------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER

                                       0

                                ------ -------------------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,310,635

----------- ----------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,310,635
----------- ----------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


----------- ----------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            11.72%
----------- ----------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*


            IN
----------- ----------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------------                                             -----------------------------------------
CUSIP No.   83545M109                                            13 G                               Page  14 of 20 Pages
---------------------------------------------                                             -----------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Michael F. Tyrrell
           019-52-28-58
---------- -----------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a) [X]
                                                                                (b) [ ]

---------- -----------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- -----------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

----------------------------- ------ ---------------------------------------------------------------------------------------------
         NUMBER OF            5      SOLE VOTING POWER
           SHARES
        BENEFICIALLY                 0
          OWNED BY
            EACH              ------ ---------------------------------------------------------------------------------------------
         REPORTING            6      SHARED VOTING POWER
           PERSON
            WITH                     2,310,635

                              ------ ---------------------------------------------------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     0

                              ------ ---------------------------------------------------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     2,310,635

--------- ------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,310,635
--------- ------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- ------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.72%
--------- ------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*


          IN
--------- ------------------------------------------------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

 -------------------                                      -------------------
 CUSIP No. 83545M109                 13 G                 Page 15 of 20 Pages
 -------------------                                      -------------------



         Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Sonic Innovations, Inc.

Item 1(a)         Name of Issuer
--------------------------------

                  Sonic Innovations, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices
-----------------------------------------------------------------

                  2795 East Cottonwood Parkway, Suite 660
                  Salt Lake City, Utah   84121

Item 2(a)         Name of Person Filing
---------------------------------------

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")

                  Michael C. Brooks
                  Joseph E. Casey
                  Eric Copeland
                  Anthony B. Evnin
                  Thomas R. Frederick
                  David R. Hathaway
                  Patrick F. Latterell
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun
                  Michael F. Tyrrell

Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                  New York Office:                    Menlo Park Office:
                  30 Rockefeller Plaza                2494 Sand Hill Road
                  Room 5508                           Suite 200
                  New York, NY 10112                  Menlo Park, CA 94025


Item 2(c)         Citizenship
-----------------------------

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Michael C. Brooks, Joseph E. Casey, Eric Copeland, Anthony B. Evnin, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II and are all citizens of the United States of America.

Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock

Item 2(e)         CUSIP Number
------------------------------

                  83545M109

Item 3            Not applicable.
------

 -------------------                                         -------------------
 CUSIP No. 83545M109                 13 G                    Page 16 of 20 Pages
 -------------------                                         -------------------

Item 4            Ownership
---------------------------

                  (a) and (b)

                  Venrock owns 1,304,143 shares or 6.62% of the outstanding shares of common stock. Venrock II owns 1,006,492 shares or 5.11% of the outstanding shares of common stock.

                  Each of Michael C. Brooks, Joseph E. Casey, Eric Copeland, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell beneficially owns 2,310,635 shares or 11.72% of the outstanding shares of common Stock. Anthony B. Evnin beneficially owns 2,316,601 shares or 11.75% of the outstanding shares of common stock.

                  (c)

                  Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,304,143 shares of common stock. Venrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,006,492 shares of common stock.

                  Each of Michael C. Brooks, Joseph E. Casey, Eric Copeland, Thomas R. Frederick, David R. Hathaway, Patrick F. Latterell, Ray A. Rothrock, Kimberley A. Rummelsburg, Anthony Sun and Michael F. Tyrrell has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,310,635 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 5,966 shares of common stock and shared voting power and dispositive power over 2,310,635 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class
--------------------------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More than Five Percent of Behalf of Another
--------------------------------------------------------------------------
                  Person
                  ------


                  No person, other than the General Partners of Venrock and Venrock II has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7            Identification and Classification of the Subsidiary which
---------------------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company
                  ---------------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group
---------------------------------------------------------------------------

                  This schedule is being filed pursuant to Rule 13d-1(d). The identities of the eleven General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group
------------------------------------------------

                  Not applicable.

Item 10           Certification
-------------------------------

                  Not applicable.

 -------------------                                       -------------------
 CUSIP No. 83545M109                 13 G                  Page 17 of 20 Pages
 -------------------                                       -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2001                           VENROCK ASSOCIATES


                                            By: /s/  Anthony B. Evnin
                                                -----------------------------
                                                Anthony B. Evnin
                                                General Partner

February 14, 2001                           VENROCK ASSOCIATES II, L.P.


                                            By: /s/  Anthony B. Evnin
                                                -----------------------------
                                                Anthony  B. Evnin
                                                General Partner

February 14, 2001                   GENERAL PARTNERS


                                            /s/Michael C. Brooks
                                            ---------------------------------
                                            Michael C. Brooks

                                            /s/Joseph E. Casey
                                            ---------------------------------
                                            Joseph E. Casey

                                            /s/Eric Copeland
                                            ---------------------------------
                                            Eric Copeland

                                            /s/Anthony B. Evnin
                                            ---------------------------------
                                            Anthony B. Evnin

                                            /s/Thomas R. Frederick
                                            ---------------------------------
                                            Thomas R. Frederick

                                            /s/David R. Hathaway
                                            ---------------------------------
                                            David R. Hathaway

                                            /s/Patrick F. Latterell
                                            ---------------------------------
                                            Patrick F. Latterell

                                            /s/Ray A. Rothrock
                                            ---------------------------------
                                            Ray A. Rothrock

                                            /s/Kimberley A. Rummelsburg
                                            ---------------------------------
                                            Kimberley A. Rummelsburg

                                            /s/Anthony Sun
                                            ---------------------------------
                                            Anthony Sun

                                            /s/Michael F. Tyrrell
                                            ---------------------------------
                                            Michael F. Tyrrell

 -------------------                                       -------------------
 CUSIP No. 83545M109                 13 G                  Page 18 of 20 Pages
 -------------------                                       -------------------

                                  Exhibit Index

Exhibit No.                                                                        Page No.
-----------                                                                        --------
   24.1            Power of Attorney dated as of February 14, 2001 granted by         19
                   the General Partners in favor of Anthony B. Evnin and Anthony
                   Sun

   99.1            Agreement pursuant to 13d-1(k)(1) among Venrock Associates         20
                   and Venrock Associates II, L.P. and the General Partners
                   thereof